Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Fourth Quarter 2012 Financial Results

ST. PAUL, Minnesota, February 13, 2013 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three months and full year ended December 31, 2012.

For the full year ended December 31, 2012, the Company reported a net loss of $23.5 million, or $0.59 per share. For the three months ended December 31, 2012, the Company reported a net loss of $7.0 million, or $0.17 per share, including research and development expenses of $3.1 million and selling, general and administrative expenses of $3.6 million. Operating expenses were primarily associated with the cost of supporting the Company’s multiple, ongoing clinical trials, including the ReCharge Study, international commercialization efforts and the continued development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® System. On December 31, 2012, the Company’s cash, cash equivalents, restricted cash and short-term investments totaled $22.5 million.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. EnteroMedics’ proprietary technology, VBLOC® vagal blocking therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. VBLOC allows people with obesity to take a positive path towards weight loss, addressing the lifelong challenge of obesity and its comorbidities without sacrificing wellbeing or comfort. EnteroMedics’ Maestro Rechargeable System has received CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our preliminary findings from our EMPOWER™ and ReCharge pivotal trials; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 15, 2012. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution—Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.

(See attached tables)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Sales	$—	$—	$312	$—
Cost of goods sold	—	—	232	—

Gross profit	—	—	80	—

Operating expenses:
Research and development	3,147	5,791	10,668	16,673
Selling, general and administrative	3,614	2,094	11,961	8,583

Total operating expenses	6,761	7,885	22,629	25,256

Operating loss	(6,761)	(7,885)	(22,549)	(25,256)
Other income (expense), net	(266)	(171)	(911)	(741)

Net loss	$(7,027)	$(8,056)	$(23,460)	$(25,997)

Net loss per share—basic and diluted	$(0.17)	$(0.22)	$(0.59)	$(0.86)

Shares used to compute basic and diluted net loss per share	41,698	36,751	39,537	30,205

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31,	December 31,
	2012	2011
ASSETS
Cash, cash equivalents and short-term investments	$22,309	$29,493
Restricted cash	200	200
Inventory	1,271	1,069
Prepaid expenses and other current assets	624	805
Property and equipment, net	610	630
Other assets	1,082	289

Total assets	$26,096	$32,486

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable	$341	$434
Debt	9,684	5,188
Other liabilities	4,196	6,823

Total liabilities	14,221	12,445

Stockholders’ equity	11,875	20,041

Total liabilities and stockholders’ equity	$26,096	$32,486

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